As filed with the Securities and Exchange Commission on October 15, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROYAL BODYCARE, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-2015186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2301 Crown Court

Irving, Texas 75038

(Address of registrant’s principal executive offices)

ROYAL BODYCARE, INC.

2003 STOCK INCENTIVE PLAN

(Full title of plan)

Steven E. Brown Vice President of Finance and Chief Financial Officer 2301 Crown Court Irving, Texas 75038 (972) 893-4000	Copy to: Randall G. Ray, Esq. Gardere Wynne Sewell LLP 1601 Elm Street Suite 3000 Dallas, Texas 75201 (214) 999-4544
(Name and address, including zip code, and telephone number, including area code, of registrant’s agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common Stock, $.001 par value	3,500,000 shares	$.10	$387,400	$31.34

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee, which has been computed in accordance with Rule 457(h), based on the prices at which outstanding options may be exercised (as to 52,000 shares), plus the average of the bid and asked prices for the Common Stock on October 13, 2003, as reported on the OTC Bulletin Board (as to 3,448,000 shares for which the exercise price is not known).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 33-20323);

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002; and

(3)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on October 9, 2003, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Articles of Incorporation (the “Articles”) include a provision that eliminates the personal liability of its directors to the Company or its stockholders to the fullest extent permitted by the Nevada Revised Statutes, sometimes referred to as the General Corporation Law of the State of Nevada, as

the same may be amended and supplemented (the “Nevada Act”). The Articles further provide that the Company shall, to the fullest extent permitted by the Nevada Act, indemnify any and all persons whom it shall have power to indemnify under said Nevada Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Nevada Act, and the indemnification provided for in the Articles shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Nevada Act provides that a director or officer will not be personally liable to a corporation and its stockholders unless it is proven that (a) the director’s or officer’s acts or omissions constituted a breach of their fiduciary duties and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Consistent with the provisions of the Articles, the Company’s Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by the Nevada Act and the Articles. Section 78.7502 of the Nevada Act provides that indemnification is only appropriate if (i) the director or officer is not found to have breached his fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of the law or (ii) the director or officer acted in good faith and in a manner he or she reasonably believed was in the best interests of the corporation and with respect to any criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. As a result, any person seeking indemnification from the Company must satisfy not only the standards set forth in the Bylaws, but also the additional standards set forth in the Nevada Act.

The Company maintains a policy of liability insurance to insure officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Royal BodyCare, Inc. 2003 Stock Incentive Plan (incorporated by reference to the Form 8-K filed September 29, 2003)

5.1	Opinion of Gardere Wynne Sewell LLP

23.1	Consent of Grant Thornton LLP, independent certified public accountants to incorporation of reports by reference

23.2	Consent of legal counsel (included in the opinion of Gardere Wynne Sewell LLP, filed herewith as Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, and the State of Texas, on October 15, 2003.

ROYAL BODYCARE, INC.
(Registrant)

By:	/s/ Clinton H. Howard
Clinton H. Howard, Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Clinton H. Howard and Steven E. Brown and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 15, 2003.

Signature	Title
/s/ Clinton H. Howard Clinton H. Howard	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Steven E. Brown Steven E. Brown	Director, Vice President of Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Wayne R. Holbrook Wayne R. Holbrook	Director and President

/s/ Kenneth L. Sabot Kenneth L. Sabot	Director and Senior Vice President-Operations

Joseph S. Schuchert	Director

/s/ Leonid Lapp Leonid Lapp	Director

/s/ David H. Brune David H. Brune	Director

/s/ J. Ike Guest J. Ike Guest	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Royal BodyCare, Inc. 2003 Stock Incentive Plan (incorporated by reference to the Form 8-K filed September 29, 2003)

5.1	Opinion of Gardere Wynne Sewell LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)